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                     February 13, 2023

       Jeffrey Gary
       Chief Executive Officer
       Insight Acquisition Corp.
       333 East 91st Street
       New York , NY 10128

                                                        Re: Insight Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 6,
2023
                                                            File No. 001-40775

       Dear Jeffrey Gary:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Carl P. Marcellino